Exhibit 10.53
Oral Agreement
•	This oral arrangement was entered into on May 13, 2011, between Mr. Xuchun Wang and the shareholders of Ruixing Group Co., Ltd.
•	Mr. Wang will act as nominee on behalf of Ruixing Group’s shareholders until such time as his nominee role is terminated by a majority of Ruixing Group’s shareholders.
•	Mr. Wang receives no compensation for acting as a nominee.

•	Mr. Wang will act at the direction of Mr. Guangyin Meng as to key decisions affecting the beneficial option holders of SMSA, except as to decisions to exercise the options in SMSA, including any change in control transaction such as a merger with a third party, in which case unanimity of the option holders of SMSA is required.
•	If Mr. Wang fails to follow instructions of Ruixing Group’s shareholders, the latter may pursue all legal remedies available against Mr. Wang.